Exhibit 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Reports Second Quarter 2006 Results
     RALEIGH, N.C., August 8, 2006—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three and six months ended June 30, 2006.
2006 Second Quarter Highlights
•	Net income available to common shareholders per share totaled $0.14;

•	FFO available to common shareholders totaled $0.20 per share; excluding non-recurring debt extinguishment expenses as well as certain non-cash charges, FFO available to common shareholders would have totaled $0.36 per share, which exceeds First Call consensus analyst expectations by $0.02;

•	Increased EBITDA by $4.5 million, or 33.8 percent, to $17.7 million;

•	Improved same store RevPAR by 11.7 percent; excluding two hotels that were negatively impacted by renovations, same store RevPAR improved by 12.3 percent;

•	Posted same store operating margin growth of 110 basis points; excluding two hotels that were negatively impacted by renovations, same store operating margin rose 170 basis points;

•	Sold three hotels for total aggregate net proceeds of $14.9 million, resulting in an aggregate gain on sale, net of minority interest, of $3.5 million;

•	We expect full year FFO available to common shareholders of $0.91 to $0.96 per share. Excluding non-recurring debt extinguishment expenses as well as certain non-cash charges, FFO available to common shareholders is expected to be $1.07 to $1.12, compared to $1.09 to $1.15 previously forecasted. The revision is due primarily to the earnings dilution resulting from the sale of three hotels this summer and additional pre-opening expenses for the company’s Homewood Suites hotel in Princeton, N.J. that now is expected to open during the fourth quarter of 2006 instead of the first quarter of 2007;

•	Invested in a joint venture that began development of a $14.6 million 120-room Courtyard by Marriott hotel in Jacksonville, Fla. and began development of a $10.7 million wholly owned 79-room Residence Inn hotel in Roanoke, Va.;

•	Funded a $20.3 million “B” note with Canyon Capital Realty Advisors LLC and closed on two additional loans totaling $10.2 million;

•	Completed a 10-year, $176 million CMBS loan financing at a fixed interest rate of 5.94 percent. This financing is interest only for four years, significantly extends Winston’s weighted average debt maturities and increased the company’s percentage of fixed rate debt to 67 percent; and

•	The company entered into definitive agreements to acquire two hotels under construction in New York City for an aggregate of $110 million.
2006 Second Quarter Financial Results
     Net income available to common shareholders was $3.7 million for the 2006 second quarter, or $0.14 per share, compared to net income available to common shareholders of $3.9 million, or $0.15 per share, for the same period in 2005. Net income available to common shareholders for the 2006 second quarter included a gain on sale, net of minority interest, of approximately $3.5 million, or $0.13 per share, and a charge of approximately $4.0 million, or $0.15 per share, of non-recurring debt extinguishment expenses related to the payoff of two outstanding loans in conjunction with completing the recent $176 million CMBS facility described below as part of a strategy to significantly lower the company’s interest expense and extend its debt maturities. Net income available to common shareholders for the 2006 second quarter also included non-cash charges totaling $0.4 million, or $0.01 per share, for asset retirement obligation expenses and income tax expense related to development fees received from a joint venture, which are eliminated in consolidation.

     Funds from operations (FFO) available to common shareholders for the 2006 second quarter was $5.7 million, compared to $8.3 million in the 2005 second quarter, or $0.20 and $0.30 per share, respectively. Excluding the charges described above, FFO available to common shareholders for the 2006 second quarter would have been approximately $10 million, or $0.36 per share. The company had approximately 27.9 million and 27.6 million fully diluted weighted average common shares outstanding in the 2006 and 2005 reporting periods, respectively.
     Earnings before interest, taxes, depreciation and amortization for the 2006 second quarter was $17.7 million, compared to $13.3 million in the 2005 second quarter.
Same Store Operating Statistics
     Second quarter 2006 revenue per available room (RevPAR) for the company’s 41 hotels that were open throughout the six month periods ended June 30, 2006 and 2005 rose 11.7 percent, led by an 8.6 percent increase in average daily room rate (ADR) and a 2.8 percent increase in occupancy. Second quarter 2006 operating margins rose 110 basis points to 45.2 percent from 44.1 percent in the same period a year earlier, despite increased fuel prices and franchise fees. These costs were partially offset by improvements in managing labor costs, room operating supplies/expenses and a number of energy-saving measures.
     “We have been working closely with our operators to improve margins and saw significant improvement this past quarter,” said Robert W. Winston III, chief executive officer. “We continue to focus heavily on margin enhancement.”
     The following table details the same store operating statistics, which include 41 consolidated hotels that were open throughout the six month periods ended June 30, 2006 and 2005 (includes 39 wholly owned hotels and two hotels owned through joint ventures, the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn).

Same Store Operating Statistics

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change
Hotel Room Revenues	$38,372	$34,748	10.4%	$71,631	$65,107	10.0%
RevPAR	$74.64	$66.84	11.7%	$70.00	$62.96	11.2%
Occupancy	75.8%	73.7%	2.8%	72.7%	70.4%	3.3%
ADR	$98.48	$90.71	8.6%	$96.32	$89.43	7.7%
Operating Margin	45.2%	44.1%	110 bps	43.2%	42.5%	70 bps
     Excluding the operating results of two hotels that were negatively impacted by renovations for the three months ended June 30, 2006 and 2005, (i) same store RevPAR increased 12.3 percent to $76.36 from $68.02; and (ii) same store operating margins increased 170 basis points to 46.2 percent from 44.5 percent. Excluding the operating results of the same two hotels that were negatively impacted by renovations for the six months ended June 30, 2006 and 2005, (i) same store RevPAR increased 11.9 percent to $71.53 from $63.92; and (ii) same store operating margins increased 110 basis points to 44.1 percent from 43.0 percent.
2006 Third Quarter Outlook and Guidance
     For the 2006 third quarter, the company forecasts net income per share available to common shareholders of $0.24 to $0.26. On a same store basis, the company expects 2006 third quarter RevPAR to increase 8 to 10 percent as compared to the prior year’s third quarter.
     FFO per share available to common shareholders is expected to be between $0.31 and $0.33 for the 2006 third quarter.
2006 Annual Outlook and Guidance Revised
     For the year ended December 31, 2006, the company forecasts net income per share available to common shareholders of $0.53 to $0.58. On a same store basis, the company expects 2006 RevPAR to increase 8 to 10 percent from the prior year.
     FFO per share available to common shareholders for the year ended December 31, 2006, is expected to be between $0.91 to $0.96, compared to the $1.09 and $1.15 forecasted earlier this year. FFO per share available to common shareholders for the year ended December 31, 2006, excluding the non-recurring debt extinguishment expenses and the non-cash charges described above, is expected to be between $1.07 and $1.12 per share. The decline in the FFO per share available to common shareholders is primarily due to earnings dilution resulting from the sale of two hotels in June 2006, the sale of the West Springfield Hampton Inn in July 2006 and pre-opening expenses for the Homewood Suites hotel in Princeton, N.J. that is expected to open during the fourth quarter of 2006 instead of the first quarter of 2007. This guidance assumes no additional hotel acquisitions, dispositions, developments or placements of hotel debt during the remainder of 2006, other than those activities discussed below.
Hotel Development
     During the 2006 second quarter, the company began development on two new projects, one wholly owned and one in a joint venture.
     In July 2006, the company purchased a parcel of land for $0.5 million and plans to build a wholly owned 79-room Residence Inn hotel in Roanoke, Va. for an estimated total cost of approximately $10.7 million, $7.0 million of which is expected to be borrowed under a mortgage loan. The hotel is expected to break ground in the 2006 third quarter and open in the fourth quarter of 2007.
     The company entered into a joint venture with Skyline Hotel Investors, LLC (Skyline), to build a 120-room Courtyard by Marriott at Flagler Corporate Park in Jacksonville, Fla. for approximately $14.6 million. The total equity investment in the joint venture is expected to be approximately $5.2 million, of which the company will contribute approximately $2.5 million for a 48 percent ownership interest. The joint venture expects to fund the remainder of the development costs with borrowings under a mortgage loan. The joint venture plans to break ground on the hotel in the 2006 third quarter and open the hotel in the fourth quarter of 2007.

     We are making excellent progress on our development program, which we believe will provide us with substantial embedded growth over the next several years as these properties open and ramp up,” Winston said. “For example, our 123-room Courtyard by Marriott, which was converted from a former historic apartment building, opened in mid-April in Kansas City, Mo. and has been very well received in the community and is ramping up on target.”
     “We expect to open our wholly owned 142-room, $19.6 million Homewood Suites hotel in Princeton, N.J. in the 2006 fourth quarter, one quarter ahead of schedule,” Winston noted. “Furthermore, we are on schedule and on budget to open our joint-venture, 121-room, $12.3 million Hilton Garden Inn in Akron, Ohio, in the 2006 fourth quarter and the wholly owned, 119-room, $13.3 million Hilton Garden Inn in Wilmington, N.C., in the 2007 second quarter.”
     “At this stage of the hotel real estate cycle, in certain cases, we have been seeing better value creation opportunities for development than acquisition,” he said. “Although land and construction costs have increased significantly, we believe that we can attain higher stabilized returns through development than acquisitions in certain cases. Nevertheless, we continue to have a very active acquisition pipeline, and continue to seek what we believe are appropriate risk-adjusted returns. Every investment decision we make weighs the advantages of acquisition versus development in order to continuously improve our portfolio and shareholder returns.”
Hotel Acquisitions
     The company announced that it has entered into definitive agreements to acquire two hotels in New York City for a purchase price of $55 million each. Located in the Tribeca area and Chelsea area, the hotels currently are under construction and are expected to open during the 2007 first quarter. Acquisition of these hotels is subject to our satisfactory completion of due diligence and other customary closing conditions. Negotiations have begun with Hilton Hotels Corporation to brand the hotels as Hilton Garden Inns.

     “Both hotels are well located in strong and growing markets with multiple demand generators,” Green said. “These acquisitions will diversify our portfolio, adding a significant urban component in the nation’s most visible market. We believe these acquisitions will better balance our portfolio and help us optimize our opportunities in all phases of the real estate cycle.”
Hotel Dispositions
     The company sold three hotels in the second quarter and another hotel in July 2006, bringing to five the number of hotel dispositions for the year. In May, the company sold the 146-room Wilmington, N.C. Comfort Inn; in June, the 242-room Holiday Inn Select in Garland, Texas and the 95-room Hampton Inn in Boone, N.C. and in July the 126-room West Springfield, Mass. Hampton Inn. The aggregate net proceeds for the five dispositions during 2006 totaled $32.9 million, resulting in an aggregate net gain on sale of approximately $12.0 million, of which approximately $3.5 million, net of minority interest, was recorded in the second quarter of 2006.
     “The sale of these hotels, the addition of the recently opened Courtyard by Marriott in Kansas City, and the additional properties under construction are consistent with the company’s strategy to selectively prune our older assets that no longer meet our strategic long-term growth objectives and to reinvest the proceeds in properties that we believe have long-term growth potential. The short-term effect of these sales may have a negative impact on FFO, but we believe that recycling the capital into newer, better located properties will allow us to quickly regain and exceed our historic returns as these hotels open and successfully ramp-up,” said Green.
Hotel Debt Financing Program
     During the 2006 first quarter, the company closed on a $2.3 million “B” note, as part of a total $12 million financing, with GE Commercial Franchise Finance (GEFF) providing $9.7 million of senior debt. The company has funded $1.4 million of the “B” note, which is secured by a 140-room Hilton Garden Inn under construction in Columbia, S.C. The construction-to-five-year permanent loan bears interest at an all-in annual yield to the company equal to 90-day LIBOR plus approximately 6.12 percent. The company is obligated to fund the remaining $0.9 million balance of the “B” note ratably over the projected construction period, which is expected to be completed during the fourth quarter of 2006.
     During the second quarter, the company consummated and funded one loan and closed on two additional loans for hotels under construction. The company provided a $20.3 million “B” note, as part of a total $66 million financing originated by Canyon Capital Realty Advisors LLC, to fund Downtown Resorts, LLC’s $91.5 million refinance and refurbishment of the 25,500-square-foot Lady Luck casino and adjacent 627-room hotel, which is expected to be completed during the second quarter of 2007. The loan bears interest at a fixed rate of 12.63 percent for two years with two, one-year extensions.
     In May 2006, the company closed on a $1.7 million “B” note, as part of a total $7.5 million construction-to-permanent financing, with GEFF providing $5.8 million of senior debt. The company is obligated to ratably fund the loan over the projected construction period for a 122-room Hilton Garden Inn under construction in Tuscaloosa, Tenn. with an estimated all-in cost of $9.3 million scheduled to be completed during the fourth quarter of 2006. During the construction period, the then outstanding “B” note bears interest at a variable rate equal to 90-day LIBOR plus 7.63 percent per annum; thereafter, the spread over 90-day LIBOR reduces to 7.43 percent. In addition, the “B” note accrues interest of 3.29 percent per annum until maturity, which is five years from the date the property opens to the general public.
     In June 2006, the company closed on an $8.5 million first mortgage loan to Host Murfreesboro, LLC, to finance the development of a 101-room Hampton Inn & Suites in Murfreesboro, Tenn. with an estimated all-in cost of $10.2 million. The five-year loan requires payments at an interest rate of 30-day LIBOR plus 3.60 percent, with another 1.0 percent of the original principal balance accruing until the loan is paid in full. Payments are interest only during construction of the hotel and the first 12 months of hotel operations and thereafter include principal payments based on a 25-year amortization period.
Strengthened Balance Sheet
     In May 2006, the company closed a 10-year $176 million commercial mortgage backed security (CMBS) loan facility with General Electric Capital Corporation, collateralized by 16 of its hotels. The $176 million facility bears interest only for four years at a fixed rate of 5.94 percent and thereafter will amortize over a 30-year period. Under the terms of the facility, the loans are not cross-collateralized and the loans are assumable, should any of the individual properties be sold. The net proceeds were used to defease and payoff the $61.3 million outstanding balance of the company’s 7.38 percent fixed rate financing, which had an October 2008 maturity, and to pay down the outstanding balance under the GE Line. This financing significantly extends Winston’s weighted average debt maturities and increased its percentage of fixed rate debt to 67 percent.
     In May 2006, the company borrowed funds under the GE Line to pay off the outstanding balance of $11.3 million on the 30-day LIBOR plus 3 percent mortgage loan collateralized by the Evanston Hilton Garden Inn.
     In April 2006, the company modified its $50 million master repurchase agreement with Marathon Structured Finance Fund. The modified agreement reduced the interest rates from LIBOR plus 4.5 percent for loans funding the acquisition of existing hotels to LIBOR plus 2.75 percent, and from LIBOR plus 5.5 percent for loans funding the development or redevelopment of hotels to LIBOR plus 3.0 percent.
     “We expect these financing changes to save the company approximately $1.5 million in interest expense during the remainder of 2006,” Green pointed out. “The new CMBS loan structure locks us into very attractive interest rates, while giving us great flexibility with these hotels.”
Dividends
     During the 2006 second quarter, the company declared a regular cash dividend of $0.15 per common share and a cash dividend of $0.50 per share of Series B Preferred Stock. “The company’s board of directors evaluates our dividend policy on a quarterly basis and is comfortable with the payout level of our dividends,” Winston said.
Conference Call
     Winston Hotels’ 2006 second quarter investor conference call is scheduled for 10 a.m. EDT today, August 8, 2006. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 836223.
About the Company
     As of June 30, 2006, the company owned or was invested in 53 hotel properties in 18 states having an aggregate of 7,181 rooms. This included 45 wholly owned properties with an aggregate of 6,110 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned four hotels with an aggregate of 545 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms, for which substantially all of the profit or loss generated by the joint venture is allocated to the company. As of June 30, 2006, the company also had $59.7 million in loan receivables from owners of several hotels. The company does not hold an ownership interest in any of the hotels for which it has provided financing. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.
Notes About Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition, disposition and development plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, net income available to common shareholders per share, FFO available to common shareholders, FFO available to common shareholders per share and RevPAR. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of subordinated loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2005.
Notes About Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.
FFO and FFO Available to Common Shareholders
The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties and other investments, and is a metric in determining executive compensation. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with the presentation of net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) improve our investors’ ability to understand the company’s operating performance.
The company also provides FFO Available to Common Shareholders excluding extinguishment of debt and other unusual expenses as well as non-cash charges. We describe this measure as FFO Available to Common Shareholders, excluding unusual charges in the attached reconciliation schedules. The following describes the unusual charges the company incurred during 2006 that were added back to FFO when the company presented those results alongside FFO in this press release:
•	In May 2006, the company borrowed funds under the GE Line to pay off the outstanding balance of $11.3 million on the ten-year loan collateralized by the Evanston Hilton Garden Inn. A prepayment premium and write-off of related deferred expenses of $0.2 million are included in “extinguishment of debt” in the Consolidated Statements of Operations.

•	In May 2006 the company defeased the remaining $61.3 million balance of the company’s $71 million ten-year 7.375% fixed-rate CMBS debt secured in part by the company’s hotels. The difference between the amount of securities purchased to defease the debt and the debt paid down, which totaled $3.2 million, as well as $0.5 million for the write-off of related deferred expenses, were recorded as an “extinguishment of debt” in the Consolidated Statements of Operations.

•	The company adopted FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”) an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations” effective December 31, 2005. Under the interpretation, an entity is required to recognize a liability for the fair value of an asset retirement obligation (“ARO”) that is conditional on a future event if the liability’s fair value can be reasonably estimated. During the second quarter the company recorded an ARO liability for one of its hotels, which included a non-recurring, non-cash cumulative adjustment of $0.2 million.

•	One of the company’s taxable REIT subsidiaries provided development services to one of the company’s consolidated joint ventures, and recorded development fee income. This income is taxable and therefore income tax expense related to the development fees, totaling $0.2 million, is included in the Consolidated Statements of Operations. Since the joint venture’s income is consolidated into the company’s financial statements, the development fee income is eliminated in consolidation.
The above adjustments are not in accordance with the NAREIT definition of FFO and are not comparable to similar adjusted FFO measures reported by other REITs. The company presents these adjustments to FFO because it believes that the resulting measure provides investors a useful indicator of the operating performance of the Company’s hotels and other investments in the first two quarters of 2006 as compared to prior periods by adjusting for the effects of certain non-recurring or non-cash items arising during the quarters. FFO available to common shareholders excluding unusual charges is not intended to represent cash flows for the period, is not presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition to being used by management in the annual budget process, the compensation committee of the board of directors will consider these adjustments in its criteria for performance-based executive compensation.
Operating Margin
Gross operating profit margin, which is referred to herein as “operating margin,” is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.
RevPAR
RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.
EBITDA
EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation, and Amortization, which is defined as GAAP net income (loss) adjusted for interest expense, taxes, depreciation and amortization. The company further subtracts gains (losses) from sales of property and extinguishment of debt costs to calculate EBITDA. EBITDA is helpful to investors and management as a measure of the performance of the company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT. EBITDA does not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of our financial performance or to cash flow from operating activities as determined by GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. EBITDA may include funds that may not be available for the company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	June 30, 2006	December 31, 2005

ASSETS
Land	$55,957	$55,758
Buildings and improvements	410,379	422,081
Furniture and equipment	62,853	63,048

Operating properties	529,189	540,887
Less accumulated depreciation	134,059	139,259

	395,130	401,628
Properties under development	20,851	25,139

Net investment in hotel properties	415,981	426,767

Assets held for sale	18,967	11,009
Corporate furniture fixtures and equipment, net	607	371
Cash	11,268	15,047
Restricted marketable securities	63,540	—
Accounts receivable, net	3,602	3,820
Notes receivable	59,709	38,050
Investment in joint ventures	2,434	1,795
Deferred expenses, net	9,833	6,807
Prepaid expenses and other assets	10,920	12,556
Deferred tax asset	10,879	11,471

Total assets	$607,740	$527,693

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Lines of credit	$66,796	$157,896
Due to trust that holds marketable securities	63,540	—
Mortgage loans	214,087	99,874
Accounts payable and accrued expenses	19,921	27,915
Distributions payable	6,055	6,011

Total liabilities	370,399	291,696

Minority interest	12,838	12,786

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000 shares authorized, 3,680 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000 shares authorized, 26,801 shares issued and 26,490 shares outstanding at June 30, 2006 and 26,509 shares issued and outstanding at December 31, 2005	265	265
Additional paid-in capital	324,951	325,238
Unearned compensation	—	(1,454)
Distributions in excess of earnings	(100,750)	(100,875)

Total shareholders’ equity	224,503	223,211

Total liabilities, minority interest and shareholders’ equity	$607,740	$527,693

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2006	2005

Operating revenue:
Rooms	$42,326	$32,120
Food and beverage	3,459	2,251
Other operating departments	1,455	1,017
Joint venture fee income	51	63

Total operating revenue	47,291	35,451

Hotel operating expenses:
Rooms	8,639	6,915
Food and beverage	2,431	1,678
Other operating departments	971	629
Undistributed operating expenses:
Property operating expenses	8,553	6,502
Real estate taxes and property and casualty insurance	2,008	1,687
Franchise costs	2,937	2,318
Maintenance and repair	2,142	1,713
Management fees	1,663	1,116
General and administrative	2,498	1,901
Depreciation	5,306	3,944
Amortization	516	387

Total operating expenses	37,664	28,790

Operating income	9,627	6,661

Extinguishment of debt	(3,961)	—
Interest and other income	2,020	1,227
Interest expense	(4,938)	(2,423)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	2,748	5,465
(Income) loss allocation to minority interest in Partnership	16	(153)
Income allocation to minority interest in consolidated joint ventures	(353)	(139)
Income tax expense	(965)	(267)
Equity in income of unconsolidated joint ventures	42	29

Income from continuing operations	1,488	4,935
Discontinued operations:
Income from discontinued operations	599	392
Gain on sale of discontinued operations	3,479	449

Net income	5,566	5,776
Preferred stock distribution	(1,840)	(1,840)

Net income available to common shareholders	$3,726	$3,936

Basic weighted average number of common shares outstanding	26,479	26,298

Diluted weighted average number of common shares outstanding	26,479	27,611

Income (loss) per common share basic and diluted:
Income (loss) from continuing operations	$(0.01)	$0.12
Income from discontinued operations	0.15	0.03

Net income available to common shareholders	$0.14	$0.15

Per share dividends to common shareholders	$0.15	$0.15

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended June 30,
	2006	2005

Operating revenue:
Rooms	$77,972	$60,104
Food and beverage	6,012	4,072
Other operating departments	2,543	1,695
Joint venture fee income	103	124

Total operating revenue	86,630	65,995

Hotel operating expenses:
Rooms	16,232	13,051
Food and beverage	4,529	3,175
Other operating departments	1,802	1,234
Undistributed operating expenses:
Property operating expenses	16,848	12,695
Real estate taxes and property and casualty insurance	3,823	3,291
Franchise costs	5,368	4,331
Maintenance and repair	4,200	3,382
Management fees	3,039	1,804
General and administrative	5,526	3,890
Depreciation	10,297	7,860
Amortization	1,007	635

Total operating expenses	72,671	55,348

Operating income	13,959	10,647

Extinguishment of debt	(3,961)	—
Interest and other income	3,406	2,747
Interest expense	(9,350)	(4,830)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	4,054	8,564
(Income) loss allocation to minority interest in Partnership	31	(208)
Income allocation to minority interest in consolidated joint ventures	(219)	(267)
Income tax expense	(914)	(176)
Equity in income (loss) of unconsolidated joint ventures	64	(33)

Income from continuing operations	3,016	7,880
Discontinued operations:
Income from discontinued operations	1,102	510
Gain on sale of discontinued operations	7,728	364

Net income	11,846	8,754
Preferred stock distribution	(3,680)	(3,680)

Net income available to common shareholders	$8,166	$5,074

Basic weighted average number of common shares outstanding	26,449	26,290

Diluted weighted average number of common shares outstanding	26,449	27,607

Income (loss) per common share basic and diluted:
Income (loss) from continuing operations	$(0.03)	$0.16
Income from discontinued operations	0.34	0.03

Net income available to common shareholders	$0.31	$0.19

Per share dividends to common shareholders	$0.30	$0.30

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME TO FFO,
FFO AVAILABLE TO COMMON SHAREHOLDERS
AND FFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE
($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income	$5,566	$5,776	$11,846	$8,754
Gain on sale	(3,648)	(471)	(8,103)	(381)
Minority interest in Partnership allocation of income (loss)	(16)	153	(31)	208
Minority interest in Partnership allocation of gain on sale of discontinued operations	169	22	375	17
Minority interest in Partnership allocation of income from discontinued operations	27	18	51	24
Depreciation	4,914	3,669	9,518	7,316
Depreciation from discontinued operations	244	782	658	1,613
Depreciation from joint ventures	265	189	523	380

FFO	7,521	10,138	14,837	17,931

Preferred stock dividend	(1,840)	(1,840)	(3,680)	(3,680)

FFO Available to Common Shareholders	5,681	8,298	11,157	14,251

Unusual Charges:
Extinguishment of debt	3,961	—	3,961	—
Asset retirement obligation	195	—	195	—
Tax on joint venture development fees	159	—	420	—

FFO Available to Common Shareholders, excluding unusual charges	$9,996	$8,298	$15,733	$14,251

Weighted average common shares outstanding assuming dilution	27,850	27,611	27,854	26,449

FFO Available to Common Shareholders per share	$0.20	$0.30	$0.40	$0.54

FFO Available to Common Shareholders per share, excluding unusual charges	$0.36	$0.30	$0.56	$0.54

Common dividend per share	$0.15	$0.15	$0.30	$0.30

WINSTON HOTELS, INC.
2006 THIRD QUARTER AND ANNUAL GUIDANCE
RECONCILIATION OF NET INCOME TO
FFO AVAILABLE TO COMMON SHAREHOLDERS *
($ in thousands, except per share amounts)

	Quarter Ended		Year Ended
	September 30, 2006		December 31, 2006
	Guidance Range		Guidance Range
	Low	High	Low	High

Net income	$8,500	$9,000	$21,700	$23,000

Gain on sale	(3,900)	(3,900)	(12,000)	(12,000)

Minority interest	100	200	500	600

Depreciation	5,600	5,600	21,700	21,700

Depreciation from joint ventures	200	200	800	800

Preferred stock dividend	(1,840)	(1,840)	(7,360)	(7,360)

FFO Available to Common Shareholders	8,660	9,260	25,340	26,740

Unusual Charges:
Extinguishment of debt	—	—	3,961	3,961
Asset retirement obligation	—	—	195	195
Tax on joint venture development fees	—	—	420	420

FFO Available to Common Shareholders, excluding unusual charges	$8,660	$9,260	$29,916	$31,316

Weighted average common shares assuming dilution	27,800	27,800	27,900	27,900

FFO Available to Common Shareholders per share	$0.31	$0.33	$0.91	$0.96

FFO Available to Common Shareholders per share, excluding unusual charges	$0.31	$0.33	$1.07	$1.12

*	Assumes no additional hotel acquisitions, dispositions, developments or placements of hotel debt, except the July 2006 sale of the West Springfield, Mass. Hampton Inn.

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME TO EBITDA
($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income	$5,566	$5,776	$11,846	$8,754
Add back:
Minority interest in Partnership allocation of income (loss)	(16)	153	(31)	208
Minority interest in Partnership allocation of gain	169	22	375	17
Minority interest in Partnership allocation of income from discontinued operations	27	18	51	24
Interest expense	4,477	2,182	8,434	4,382
Interest expense from joint ventures	315	185	624	340
Depreciation	4,914	3,669	9,518	7,316
Depreciation from discontinued operations	244	782	658	1,613
Depreciation from joint ventures	265	189	523	380
Amortization expense	487	388	949	638
Amortization expense from joint ventures	22	7	49	13
Expense from income tax	945	355	762	153
Extinguishment of debt	3,961	—	3,961	—
Gain on sale	(3,648)	(471)	(8,103)	(381)

EBITDA	$17,728	$13,255	$29,616	$23,457

Winston Hotels, Inc.
Same-Store Revenue Per Available Room Statistics
Three and Six Months Ended June 30, 2006 and 2005

	Three Months Ended			Six Months Ended
Total for 41 Hotels	June 30,			June 30,
	2006	2005	% CH	2006	2005	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$59.79	$50.62	18.1%	$54.97	$48.35	13.7%
Courtyard, Fairfield Inn, Residence Inn	$72.55	$66.82	8.6%	$70.28	$62.75	12.0%
Hampton Inn/Suites	$73.53	$62.98	16.7%	$68.04	$59.14	15.0%
Hilton Garden Inn	$87.95	$81.55	7.8%	$81.09	$74.80	8.4%
Holiday Inn Express/Select	$80.64	$74.94	7.6%	$70.65	$67.03	5.4%
Homewood Suites	$76.41	$70.56	8.3%	$75.94	$70.71	7.4%
Region
South Atlantic	$70.67	$62.20	13.6%	$66.60	$59.29	12.3%
East North Central	$89.31	$85.35	4.6%	$80.33	$72.11	11.4%
West South Central	$66.31	$60.56	9.5%	$62.97	$56.88	10.7%
Mountain	$60.37	$51.46	17.3%	$74.97	$66.42	12.9%
New England	$76.24	$72.64	5.0%	$68.53	$64.38	6.4%
Middle Atlantic	$96.65	$88.25	9.5%	$83.80	$78.42	6.9%
Segment
Upscale	$78.42	$72.38	8.3%	$75.52	$68.97	9.5%
Mid-scale w/ F&B	$88.53	$79.87	10.8%	$76.50	$69.67	9.8%
Mid-scale w/o F&B	$67.02	$57.53	16.5%	$61.88	$54.42	13.7%
Service
Limited-service	$67.10	$57.83	16.0%	$62.13	$54.67	13.6%
Full-service	$83.66	$77.16	8.4%	$76.16	$69.35	9.8%
Extended-stay	$73.30	$66.83	9.7%	$75.84	$69.83	8.6%
Total	$74.64	$66.84	11.7%	$70.00	$62.96	11.2%
The above presentation includes 39 of the company’s 45 wholly owned hotels as of June 30, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels (five Towneplace Suites hotels and one Courtyard by Marriott hotel) acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest and the Courtyard by Marriott in Kansas City, Mo which opened April 20, 2006. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Same-Store Average Daily Rate Statistics
Three and Six Months Ended June 30, 2006 and 2005

	Three Months Ended			Six Months Ended
Total for 41 Hotels	June 30,			June 30,
	2006	2005	% CH	2006	2005	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$75.00	$71.21	5.3%	$72.06	$69.53	3.6%
Courtyard, Fairfield Inn, Residence Inn	$103.78	$90.50	14.7%	$102.77	$89.59	14.7%
Hampton Inn/Suites	$96.69	$85.46	13.1%	$93.83	$84.59	10.9%
Hilton Garden Inn	$115.45	$111.42	3.6%	$111.99	$109.08	2.7%
Holiday Inn Express/Select	$108.77	$99.24	9.6%	$104.79	$95.54	9.7%
Homewood Suites	$94.64	$93.64	1.1%	$95.65	$94.78	0.9%
Region
South Atlantic	$91.37	$84.47	8.2%	$89.60	$83.39	7.4%
East North Central	$116.36	$106.99	8.8%	$113.21	$101.94	11.1%
West South Central	$105.15	$89.21	17.9%	$103.39	$89.56	15.4%
Mountain	$90.41	$80.04	13.0%	$98.21	$90.99	7.9%
New England	$105.48	$101.18	4.2%	$100.75	$98.54	2.2%
Middle Atlantic	$124.52	$113.88	9.3%	$119.71	$111.76	7.1%
Segment
Upscale	$104.56	$97.78	6.9%	$103.15	$97.08	6.3%
Mid-scale w/ F&B	$109.96	$103.70	6.0%	$103.15	$99.97	3.2%
Mid-scale w/o F&B	$88.49	$79.24	11.7%	$86.31	$77.98	10.7%
Service
Limited-service	$88.82	$79.53	11.7%	$86.66	$78.34	10.6%
Full-service	$111.13	$102.53	8.4%	$106.96	$99.72	7.3%
Extended-stay	$94.54	$91.95	2.8%	$96.79	$94.57	2.3%
Total	$98.48	$90.71	8.6%	$96.32	$89.43	7.7%
The above presentation includes 39 of the company’s 45 wholly owned hotels as of June 30, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels (five Towneplace Suites hotels and one Courtyard by Marriott hotel) acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest and the Courtyard by Marriott in Kansas City, Mo which opened April 20, 2006. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Same-Store Occupancy Statistics
Three and Six Months Ended June 30, 2006 and 2005

	Three Months Ended			Six Months Ended
Total for 41 Hotels	June 30,			June 30,
	2006	2005	% CH	2006	2005	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	79.7%	71.1%	12.1%	76.3%	69.5%	9.8%
Courtyard, Fairfield Inn, Residence Inn	69.9%	73.8%	-5.3%	68.4%	70.0%	-2.3%
Hampton Inn/Suites	76.0%	73.7%	3.1%	72.5%	69.9%	3.7%
Hilton Garden Inn	76.2%	73.2%	4.1%	72.4%	68.6%	5.5%
Holiday Inn Express/Select	74.1%	75.5%	-1.9%	67.4%	70.2%	-4.0%
Homewood Suites	80.7%	75.4%	7.0%	79.4%	74.6%	6.4%
Region
South Atlantic	77.3%	73.6%	5.0%	74.3%	71.1%	4.5%
East North Central	76.7%	79.8%	-3.9%	71.0%	70.7%	0.4%
West South Central	63.1%	67.9%	-7.1%	60.9%	63.5%	-4.1%
Mountain	66.8%	64.3%	3.9%	76.3%	73.0%	4.5%
New England	72.3%	71.8%	0.7%	68.0%	65.3%	4.1%
Middle Atlantic	77.6%	77.5%	0.1%	70.0%	70.2%	-0.3%
Segment
Upscale	75.0%	74.0%	1.4%	73.2%	71.0%	3.1%
Mid-scale w/ F&B	80.5%	77.0%	4.5%	74.2%	69.7%	6.5%
Mid-scale w/o F&B	75.7%	72.6%	4.3%	71.7%	69.8%	2.7%
Service
Limited-service	75.5%	72.7%	3.9%	71.7%	69.8%	2.7%
Full-service	75.3%	75.3%	0.0%	71.2%	69.5%	2.4%
Extended-stay	77.5%	72.7%	6.6%	78.4%	73.8%	6.2%
Total	75.8%	73.7%	2.8%	72.7%	70.4%	3.3%
The above presentation includes 39 of the company’s 45 wholly owned hotels as of June 30, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels (five Towneplace hotels Suites and one Courtyard by Marriott hotel) acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest and the Courtyard by Marriott in Kansas City, Mo which opened April 20, 2006. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.